Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 16, 2012 (except Note 14 to the consolidated financial statements, which is not presented therein and is as of April 23, 2012 and, for the stock-split discussed therein, as of May 8, 2012), with respect to the consolidated financial statements of LINC Logistics Company, which is included in the Annual Report of Universal Truckload Services, Inc. on Form 10-K for the year ended December 31, 2012. We consent to the incorporation by reference in the Registration Statement of the aforementioned report, and to the use of our name as it appears under the caption “Experts”.

/s/ GRANT THORNTON LLP

Southfield, Michigan

March 28, 2013